U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1. Name and Address of Reporting Person:   Cooper F. Friend, PO Box 688, Ellsworth, ME 04605

2. Issuer Name and Tickler or Trading Symbol: Bar Harbor Bankshares, CUSIP No. 066849100

3. IRS or Social Security Number of Reporting Person (Voluntary):   ###-##-####

4. Statement for Month/Year:   September 2002

5. If Amendment, Date of Original:   NA

6. Relationship of Reporting Person to Issuer:   Director

Table 1: Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Security	Tran Date	Tran Code		Securities Acquired (A) or Disposed of (D)			Amt of Securities	Ownership Form	Nature of Ownership
		Code	V	Amt	A/D	Price
Bar Harbor Bankshares Common Stock	09/18/02	P	V	400	A	$7,460.00	3,923	D